Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ANNOUNCES FIRST QUARTER 2015 EARNINGS

Highlights

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Net Income of $2.5 million

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Return on average assets of 1.29%

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$0.43 earnings per diluted common share

Manitowoc, Wisconsin, April 22, 2015 – County Bancorp, Inc. (NASDAQ: ICBK) today reported first quarter 2015 net income of $2.5 million.  This represents a return on average assets of 1.29% for the first quarter 2015 compared to 1.10% for the year ended 2014.

“We are very pleased with our first quarter results as a public company,” said Timothy J. Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank.  “County Bancorp, Inc. saw first quarter net income of $2.5 million.  The current quarter loan recoveries and reduction in loan impairment allowed for a negative loan loss provision of approximately $600 thousand and supplemented a solid core-earnings quarter.  With the additional capital generated by the IPO we are poised for future growth both organically and through acquisition opportunities that fit our strategic focus.  We continue to seek talent in the markets we serve, especially in commercial banking, to increase our business banking presence.  The price of our stock has increased from an IPO opening of $15.75 per share to $19.68 per share as of March 31, 2015.  In addition we paid our first ever quarterly dividend of $0.04 per share in the first quarter of 2015.  County Bancorp, Inc. will continue to strive for top peer group performance and results.”

Total assets were $781 million as of March 31, 2015, an increase of $9.7 million from December 31, 2014.  Total loans were $635 million at March 31, 2015, which is a decrease of $13.1 million, or 2.0% from December 31, 2014, due to commercial and agriculture loan pay-downs, offsetting organic growth.  Total deposits were $608 million at March 31, 2015, an increase of $3.0 million from December 31, 2014.

Net income for the first quarter of 2015 was $2.5 million. This represents a return on average assets of 1.29% compared to 1.10% for the year ended December 31, 2014.  In addition, net interest margin increased to 3.33% for the three months ended March 31, 2015, compared to 3.29% for the year ended December 31, 2014, and the efficiency ratio improved to 50.53% for the quarter compared to 50.99% for the year ended December 31, 2014.

On January 22, 2015, County Bancorp, Inc. closed its previously announced initial public offering of 1,357,000 shares of its common stock at a price to the public of $15.75 per share for gross proceeds of approximately $21.4 million. Of the 1,357,000 shares sold, 1,210,750 shares were sold by the Company and 146,250 shares were sold by certain selling shareholders. The Company did not receive any proceeds from the sale of shares by the selling shareholders. Shares of County Bancorp, Inc. trade on the NASDAQ Global Market under the symbol “ICBK”.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on Northeastern and Central Wisconsin.  Our customers are served from our full-service locations in Manitowoc and Stevens Point, and our loan production offices in Darlington, Eau Claire, and Fond du Lac.

Forward-Looking Statements

This press release includes "forward-looking statements”.  Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Factors that may cause actual results to differ materially from those made or suggested by the forward-looking information contained in this press release include those identified in County Bancorp, Inc.’s most recent annual report on Form 10-K and subsequent SEC filings.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com

County Bancorp, Inc.

Consolidated Financial Summary (Unaudited)

	For the three months ended March 31, 2015	For the year ended December 31, 2014
Selected Income Statement Data:
(In thousands, except per share data)

Net interest income	$ 6,165	$ 23,360
Provision for (recovery of ) loan losses	(602)	589
Net interest income after provision for (recovery of) loan losses	6,767	22,771
Non-interest income	1,875	7,148
Non-interest expense	4,618	17,025
Income tax expense	1,498	4,684
Net income	$ 2,526	$ 8,210

Return on average assets	1.29%	1.10%
Return on average shareholders' equity	9.20%	9.02%
Return on average common shareholders' equity	11.09%	11.37%
Efficiency ratio	50.53%	50.99%

Per Common Share Data:
Basic	$ 0.44	$ 1.73
Diluted	$ 0.43	$ 1.69

	March 31, 2015	December 31, 2014
Selected Balance Sheet Data:
(In thousands, except per share data)

Total assets	$ 781,409	$ 771,756
Total loans	635,067	648,122
Allowance for loan losses	10,269	10,603
Deposits	608,441	605,469
Shareholders' equity	99,544	80,043
Common equity	91,544	72,043

Market value (2015)/Book value (2014) per common share	$ 19.68	$ 16.01
Common shares outstanding	5,734	4,499

Non-GAAP Financial Measures

The information below reconciles the return on average common shareholders' equity to its most comparable U.S. GAAP measure:
	For the three months ended March 31, 2015	For the year ended December 31, 2014
Return on average common shareholders' equity
Return on average shareholders' equity	9.20%	9.02%
Effect of excluding average preferred shareholders' equity	1.89%	2.35%
Return on average common shareholders' equity	11.09%	11.37%

Efficiency ratio GAAP to non-GAAP reconciliation:
	For the three months ended March 31, 2015	For the year ended December 31, 2014
Non-interest expense	$ 4,618	$ 17,025
Less: net (loss)/gain on sales and write-downs of OREO	(555)	(1,468)
Adjusted non-interest expense (non-GAAP)	$ 4,063	$ 15,557

Net interest income	$ 6,165	$ 23,360
Non-interest income	1,875	7,148
Operating revenue	$ 8,040	$ 30,508
Efficiency ratio	50.53%	50.99%